Exhibit j.1.

CUSTODY AGREEMENT

By and Between

THE BANK OF NEW YORK MELLON

And

POLEN CREDIT OPPORTUNITIES FUND

CUSTODY AGREEMENT

This Custody Agreement is made and entered into as of the latest date set forth on the signature page hereto (the “Effective Date”) by and between THE BANK OF NEW YORK MELLON, a New York state chartered bank (“BNY Mellon”), and POLEN CREDIT OPPORTUNITIES FUND a Delaware statutory trust (“Customer”). BNY Mellon and Customer are collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Customer wishes to appoint BNY Mellon as the custodian of certain of its assets, and BNY Mellon is willing to provide such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows.

1.	DEFINITIONS

Whenever used in this Agreement, the following words have the meanings set forth below:

“1940 Act” means the U.S. Investment Company Act of 1940, as amended.

“Account” has the meaning set forth in Section 2.2.

“Act” has the meaning set forth in Section 10.1(a).

“Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by or under common control with such entity.

“Affiliate Securities” has the meaning set forth in Section 8.4.

“Agreement” means, collectively, this Custody Agreement, any Exhibits hereto and any other documents incorporated herein by reference.

“Anti-Money Laundering Laws” means all anti-money laundering and counter-terrorist financing laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the U.S. Bank Secrecy Act, the U.S.A. PATRIOT Act, the Money Laundering Control Act and regulations of the U.S. Treasury Department which implement such acts) or any other applicable domestic or foreign authority with jurisdiction over Customer.

“Assets” has the meaning set forth in Section 2.1(a).

“Authorized Person” has the meaning set forth in Section 3.1.

“BNY Mellon” has the meaning set forth in the introductory paragraph.

“Cash” means the money and currency of any jurisdiction which BNY Mellon accepts for deposit in the Account.

“Confidential Information” means, with respect to a Party, the terms of this Agreement and all non-public business and financial information of such Party (including, with respect to Customer, information regarding the Account and including, with respect to BNY Mellon, information regarding its practices and procedures related to the services provided hereunder) disclosed to the other Party in connection with this Agreement.

“Customer” has the meaning set forth in the introductory paragraph.

“Data Terms Website” means http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor website the address of which is provided by BNY Mellon to Customer.

“Depository” means the Depository Trust Company, Euroclear, Clearstream Banking S.A., the Canadian Depository System, CLS Bank and any other securities depository, book-entry system or clearing agency authorized to act as a system for the central handling of securities pursuant to the laws of the applicable jurisdiction, and any successors to, and/or nominees of, any of the foregoing.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Electronic Access Services” means such services made available by BNY Mellon or a BNY Mellon Affiliate to Customer to electronically access information relating to the Account and/or transmit Instructions.

“Electronic Signature” means an image, representation or symbol inserted into an electronic copy of this Agreement by electronic, digital or other technological methods.

“Foreign Depository” means an “Eligible Securities Depository” (as defined in Rule 17f-7 under the 1940 Act) identified by BNY Mellon to Customer from time to time.

“Instructions” means, with respect to this Agreement, instructions issued to BNY Mellon by way of (a) one of the following methods (each as and to the extent specified by BNY Mellon as available for use in connection with the services hereunder): (i) the Electronic Access Services; (ii) third-party electronic communication services containing, where applicable, appropriate authorization codes, passwords or authentication keys, or otherwise appearing on their face to have been transmitted by an Authorized Person or (iii) third-party institutional trade matching utilities used to effect transactions in accordance with such utility’s customary procedures or (b) such other method as may be agreed upon by the Parties and that appear on their face to have been transmitted by an Authorized Person.

“Market Data” means pricing, valuations or other commercially sourced data applicable to any Security. Market Data also includes security identifiers, bond ratings and classification data.

“Market Data Providers” means vendors and analytics providers and any other Person providing Market Data to BNY Mellon.

“Non-Custody Assets” has the meaning set forth in Section 17.1.

“Oral Instructions” means, with respect to this Agreement, spoken instructions issued to BNY Mellon and reasonably believed by BNY Mellon to be from an Authorized Person.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Person” or “Persons” means any entity or individual.

“Sanctions” means all economic sanctions laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the United States Office of Foreign Assets Control) or any other applicable domestic or foreign authority with jurisdiction over Customer.

“Securities” means all (a) debt and equity securities and (b) instruments representing rights or interests therein, including rights to receive, subscribe to or purchase the foregoing; in each case as may be agreed upon from time to time by BNY Mellon and Customer and which are from time to time delivered to or received by BNY Mellon and/or any Subcustodian for deposit in the Account.

“Standard of Care” has the meaning set forth in Section 14.1.

“Subcustodian” means a bank or other financial institution (other than a Depository) that is selected and used by BNY Mellon or a BNY Mellon Affiliate in connection with the settlement of transactions and/or custody of Assets hereunder, and any successors to, and/or nominees of, any of the foregoing.

“Tax Information” means all accurate, relevant and necessary information with respect to the Account or with respect to Customer’s identification or classification for purposes of Tax Obligations, in each case as may be required by applicable tax laws or by a tax authority inquiry, or as may be reasonably requested by BNY Mellon in connection with the matters in Section 7.

“Tax Obligations” means taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses.

“Third Party Data” has the meaning set forth in Section 9.3(a).

2.	APPOINTMENT OF CUSTODIAN; ACCOUNT

2.1	Appointment of Custodian

(a)	Customer hereby appoints BNY Mellon as custodian of all Securities and Cash to be held under, and in accordance with the terms of, this Agreement (collectively, “Assets”), and BNY Mellon hereby accepts such appointment and agrees to keep safely all Assets delivered to and actually received by BNY Mellon in accordance with the provisions of this Agreement. The Parties acknowledge and agree that BNY Mellon’s duties pursuant to such appointment will be limited solely to those duties expressly undertaken pursuant to this Agreement.

(b)	Notwithstanding the foregoing, BNY Mellon has no obligation:

(i)	With respect to any Assets until they are actually received in the Account;

(ii)	To inquire into, make recommendations, supervise or determine the suitability of any transactions affecting the Account or to question any Instructions;

(iii)	To monitor Securities in the Account to determine whether Customer complies with limitations on ownership or any restrictions on investors provided for by local law, regulations or market practice, or provisions in the issuer’s articles of incorporation or by-laws;

(iv)	To determine the adequacy of title to, or the validity or genuineness of, any Assets received by it or delivered by it pursuant to this Agreement; or

(v)	With respect to any matters related to: the establishment, maintenance operation or termination of Customer; or the offer, sale or distribution of the shares of, or interests in, Customer.

(c)	Operational terms, procedures and processes supporting the services described herein are set out in a separate service level description, a current version of which will be available upon request at any time.

(d)	Cash held hereunder may be subject to additional deposit terms and conditions issued by BNY Mellon or the applicable Subcustodian from time to time, including rates of interest and deposit account access.

(e)	If Customer engages in securities lending activities, such activities will be subject to certain additional and/or modified terms to be set forth in a separate written agreement between Customer and BNY Mellon or a BNY Mellon Affiliate.

2.2	Establishment of Accounts

BNY Mellon will establish and maintain a separate account for Customer in which BNY Mellon will hold Assets relating to Customer as provided herein (the “Account”). Furthermore, BNY Mellon shall hold and segregate on its books and records all Securities separate from other securities and investments in the possession of BNY Mellon, and all Securities shall be marked on BNY Mellon’s books and records so as to clearly identify them as property of Customer. Except as otherwise contemplated in this Agreement, the Securities shall be and remain the sole property of Customer. BNY Mellon shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any Assets except as contemplated by the terms of this Agreement or as provided by applicable law or regulation.

3.	AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS

3.1	Authorized Persons

Promptly following the Effective Date, Customer and/or its designee (including any of Customer’s investment managers) will furnish BNY Mellon with one or more written lists or other documentation acceptable to BNY Mellon specifying the names and titles of, or otherwise identifying, all Persons authorized to act on behalf of Customer with respect to this Agreement (each, an “Authorized Person”). Customer will be responsible for keeping such lists and/or other documentation current, and will update such lists and/or other documentation, as necessary from time to time, pursuant to Instructions.

3.2	Instructions

(a)	Except as otherwise expressly provided in this Agreement, BNY Mellon will have no obligation to take any action hereunder unless and until it receives Instructions issued in accordance with this Agreement.

(b)	Customer will be responsible for ensuring that (i) only Authorized Persons issue Instructions to BNY Mellon and (ii) all Authorized Persons safeguard and treat with extreme care any user and authorization codes, passwords and authentication keys used in connection with the issuance of Instructions.

(c)	Where Customer may or is required to issue Instructions, such Instructions will be issued by an Authorized Person.

(d)	BNY Mellon will be entitled to deal with any Authorized Person until notified otherwise pursuant to Instructions, and will be entitled to act and rely upon any Instruction received by BNY Mellon.

(e)	All Instructions must include all information necessary, and must be delivered using such methods and in such format as BNY Mellon may reasonably require and be received within BNY Mellon’s established cut-off times and otherwise in sufficient time, to enable BNY Mellon to act upon such Instructions.

(f)	BNY Mellon may in its sole discretion decline to act upon any Instructions that do not comply with requirements set forth in Section 3.2(e) or that conflict with applicable law or regulations or BNY Mellon’s operating policies and practices, in which event BNY Mellon will promptly notify Customer.

(g)	Customer acknowledges that while it is not part of BNY Mellon’s normal practices and procedures to accept Oral Instructions, BNY Mellon may in certain limited circumstances accept Oral Instructions. In such event, such Oral Instructions will be deemed to be Instructions for purposes of this Agreement. An Authorized Person issuing such an Oral Instruction will promptly confirm such Oral Instruction to BNY Mellon in writing. Notwithstanding the foregoing, Customer agrees that the fact that such written confirmation is not received by BNY Mellon, or that such written confirmation contradicts the Oral Instruction, will in no way affect (i) BNY Mellon’s reliance on such Oral Instruction or (ii) the validity or enforceability of transactions authorized by such Oral Instruction and effected by BNY Mellon.

(h)	Customer acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to BNY Mellon and that there may be more secure methods of transmitting Instructions than the method selected by the sender. Customer agrees that the security procedures, if any, to be followed by Customer and BNY Mellon with respect to the transmission and authentication of Instructions provide to Customer a commercially reasonable degree of protection in light of its particular needs and circumstances.

3.3	BNY Mellon Actions Without Instructions

Notwithstanding anything to the contrary set forth in this Agreement, Customer hereby authorizes BNY Mellon, without Instructions, to take any administrative or ministerial actions with respect to the Account that it deems reasonably necessary or appropriate to perform its obligations under this Agreement, including the following:

(a)	Receive income and other payments due to the Account; provided, however, that BNY Mellon will have no duty to pursue collection of any amount due to the Account, including for Securities in default, if such amount is not paid when due;

(b)	Carry out any exchanges of Securities or other corporate actions not requiring discretionary decisions;

(c)	Facilitate access by Customer or its designee to ballots or online systems to assist it in the voting of proxies received by BNY Mellon in its capacity as custodian for eligible positions of Securities held in the Account (excluding bankruptcy matters), all of which will be exercised by Customer or its designee and not by BNY Mellon;

(d)	Forward to Customer or its designee information (or summaries of information) that BNY Mellon receives in its capacity as custodian from Depositories or Subcustodians concerning Securities in the Account (excluding bankruptcy matters);

(e)	Forward to Customer or its designee an initial notice of bankruptcy cases relating to Securities held in the Account and a notice of any required action related to such bankruptcy cases as may be received by BNY Mellon in its capacity as custodian. BNY Mellon will take no further action nor provide further notification related to the bankruptcy case;

(f)	Unless otherwise elected by Customer, and in accordance with BNY Mellon’s standard terms and conditions, provide class action filing services for settled claims related to Securities with industry recognized identifiers;

(g)	Endorse for collection checks, drafts or other negotiable instruments received on behalf of the Account;

(h)	Execute and deliver, solely in its capacity as custodian, certificates, documents or instruments incidental to BNY Mellon’s performance under this Agreement; and

(i)	Upon presentment of a check pursuant to a check redemption process agreed between Customer and BNY Mellon, unless otherwise instructed pursuant to instructions, charge the amount of the check against the cash held in the Account. If BNY Mellon receives timely instructions that a check is not to be honored, BNY Mellon will return the check unpaid.

3.4	Funds Transfers

With respect to each Instruction for a Cash transfer, when the Instruction is to credit or pay a party by both a name and a unique numeric or alpha-numeric identifier (e.g., IBAN or ABA or account number), BNY Mellon and any other bank participating in the Cash transfer will be entitled to rely solely on such numeric or alpha-numeric identifier, even if it identifies a party different from the party named. Such reliance on an identifier will apply to beneficiaries named in the Instruction, as well as any financial institution that is designated in the Instruction to act as an intermediary in such Cash transfer. To the extent permitted by applicable law, the Parties will be bound by the rules of any transfer system used to effect a Cash transfer under this Agreement.

3.5	Electronic Access

If Customer elects to use the Electronic Access Services in connection with this Agreement, the use thereof will be subject to any terms and conditions contained in a separate written agreement between the Parties or their Affiliates. If an Authorized Person elects, with BNY Mellon’s prior consent, to transmit Instructions through a third-party electronic communications service, BNY Mellon will not be responsible or liable for the reliability or availability of any such service.

4.	SUBCUSTODIANS, DEPOSITORIES AND AGENTS

4.1	Use of Subcustodians and Depositories

(a)	BNY Mellon will be entitled to utilize Subcustodians and Depositories in connection with its performance hereunder; provided that BNY Mellon will not utilize a Subcustodian that is an “Eligible Foreign Custodian” (as defined in Rule 17f-5 under the 1940 Act) to hold “Foreign Assets” (as defined in such Rule 17f-5) until after BNY Mellon is informed, pursuant to such means as determined by BNY Mellon, that Customer’s board of directors or similar governing body or Customer’s “Foreign Custody Manager” (as defined in such Rule 17f-5) has determined that utilization of such Subcustodian satisfies the applicable requirements of such Rule 17f-5.

(b)	BNY Mellon will only utilize Subcustodians that have entered into an agreement with BNY Mellon or a BNY Mellon Affiliate, and Assets held through a Subcustodian will be held subject to the terms and conditions of such Subcustodian’s respective agreement.

(c)	Assets deposited in a Depository will be held subject to the rules, procedures, terms and conditions of such Depository. Subcustodians may hold Assets in Depositories in which such Subcustodians participate.

(d)	In connection with each Depository utilized by BNY Mellon that is a “securities depository” (as defined in Rule 17f-4 under the 1940 Act), BNY Mellon (a) will exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Securities or financial assets deposited or held in such Depository and (b) will provide, promptly upon request by Customer, such reports as are available concerning the internal accounting controls and financial strength of BNY Mellon.

(e)	With respect to each Foreign Depository, BNY Mellon will exercise reasonable care, prudence and diligence (a) to provide Customer with an analysis of the custody risks associated with maintaining assets with the Foreign Depository and (b) to monitor such custody risks on a continuing basis and promptly notify Customer of any material change in such risks. Customer acknowledges and agrees that such analysis and monitoring will be made on the basis of, and limited by, information gathered from certain Subcustodians or through publicly available information otherwise obtained by BNY Mellon, and will not include any evaluation of the matters referenced in Section 14.2(b)(i).

(f)	Unless otherwise required by local law or practice or a particular Subcustodian agreement, Assets deposited with Subcustodians or Depositories may be held in a commingled account in the name of, as applicable, BNY Mellon, a BNY Mellon Affiliate or the applicable Subcustodian, for its clients.

4.2	Liability for Subcustodians

(a)	BNY Mellon will exercise the Standard of Care in selecting, retaining and monitoring Subcustodians.

(b)	With respect to Assets held by a Subcustodian, BNY Mellon will be liable to Customer for the activities of such Subcustodian under this Agreement to the extent that BNY Mellon would have been liable to Customer under this Agreement if BNY Mellon had performed such activities itself in the relevant market in which such Subcustodian is located; provided, however, that with respect to Securities held by a Subcustodian that is not a BNY Mellon Affiliate:

(i)	BNY Mellon’s liability will be limited solely to the extent resulting directly from BNY Mellon’s failure to exercise the Standard of Care in selecting, retaining, and monitoring such Subcustodian; and

(ii)	To the extent that BNY Mellon is not liable pursuant to Section 4.2(b)(i), BNY Mellon’s sole responsibility to Customer will be to: (A) take reasonable and appropriate action to recover from such Subcustodian, and (B) forward to Customer any amounts so recovered (exclusive of costs and expenses incurred by BNY Mellon in connection therewith).

4.3	Liability for Depositories

BNY Mellon will have no responsibility or liability for the activities of any Depository arising out of or relating to this Agreement or any cost or burden imposed on the transfer or holding of Assets held with such Depository; provided that, for clarity, BNY Mellon remains responsible for its own acts and omissions pursuant to the terms of this Agreement.

4.4	Use of Agents

BNY Mellon may appoint agents, including BNY Mellon Affiliates, on such terms and conditions as it deems appropriate to perform its obligations hereunder. BNY Mellon will be liable to Customer for the activities of a BNY Mellon Affiliate under this Agreement to the extent that BNY Mellon would have been liable to Customer under this Agreement if BNY Mellon had performed such activities itself. Except as otherwise specifically provided herein, no such appointment will discharge BNY Mellon from its obligations hereunder.

5.	CORPORATE ACTIONS

5.1	Notification

BNY Mellon will notify Customer or its designee of rights or discretionary corporate actions as promptly as practicable under the circumstances, provided that BNY Mellon has actually received, in its capacity as custodian, notice of such right or discretionary corporate action from the relevant issuer, or from a Subcustodian, Depository or third party vendor. Without actual receipt of such notice by BNY Mellon, BNY Mellon will have no responsibility or liability for failing to so notify Customer.

5.2	Exercise of Rights

Whenever there are voluntary rights that may be exercised or alternate courses of action that may be taken with respect to Securities in the Account, Customer or its designee will be responsible for making any decisions relating thereto and for instructing BNY Mellon to act. In order for BNY Mellon to act, Customer must issue Instructions using, or directly referencing, the BNY Mellon-issued corporate actions instruction form, and include the required information fields therein. Each such Instruction will be addressed as BNY Mellon may from time to time request and be issued by such time as BNY Mellon will advise Customer or its designee. BNY Mellon must receive such Instructions (together with any related required amount) prior to its specified deadlines in order for BNY Mellon to be responsible to take action or exercise rights relating to such Securities.

5.3	Partial Redemptions, Payments, Etc.

BNY Mellon will advise Customer or its designee upon its notification, in its capacity as custodian, of a partial redemption, partial payment or other action with respect to a Security affecting fewer than all such Securities held within the Account. If BNY Mellon or any Subcustodian or Depository holds any Securities affected by one of the events described, BNY Mellon or such Subcustodian or Depository may select the Securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection.

6.	SETTLEMENT

6.1	Settlement Instructions

Promptly after the execution of each Securities transaction, Customer will issue to BNY Mellon Instructions to settle such transaction. Unless otherwise agreed by BNY Mellon and subject to Section 8.1, Assets will be credited to the Account only when actually received by BNY Mellon.

6.2	Settlement Funds

For the purpose of settling a Securities transaction, Customer will provide BNY Mellon with sufficient immediately available funds or Securities, as applicable, in the Account by such time and date as is required to enable BNY Mellon to settle such transaction in the country of settlement and in the currency to be used to settle such transaction.

6.3	Settlement Practices

Securities transactions will be settled using practices customary in the jurisdiction or market where the transaction occurs, which may include the delivery of Securities or Cash to a counterparty or its agents against, as applicable, the receipt of Securities or Cash in the future. Customer assumes full responsibility for all risks involved in connection with BNY Mellon’s delivery of Securities or Cash in accordance with such practices.

7.	TAX MATTERS

7.1	Tax Obligations

(a)	To the extent that BNY Mellon has received Tax Information within the time stipulated, BNY Mellon will perform the following services with respect to Tax Obligations:

(i)	Unless prohibited by law or regulation, at the reasonable request of Customer, BNY Mellon will provide to Customer or its designee such information received by BNY Mellon in its capacity as custodian that could, in Customer’s reasonable belief, assist Customer or its designee in the submission of any reports or returns with respect to Tax Obligations. An Authorized Person will inform BNY Mellon in writing as to which party or parties will receive information from BNY Mellon;

(ii)	BNY Mellon will, upon receipt of relevant Tax Information from Customer, file claims for exemptions or refunds with respect to withheld taxes in those markets where it provides such services and subject to BNY Mellon’s service level description (in each case as made available to Customer from time to time). Where Customer fails to provide BNY Mellon with or to review and confirm the Tax Information within the time stipulated by BNY Mellon, then such failure may result in the disapplication of withholding tax relief or the obligation on Customer to return amounts already refunded by a tax authority. Customer may, however, elect to appoint its own tax agent to file claims for exemptions or refunds in any or all markets, with advance notice to BNY Mellon of such appointment and subject to such reasonable terms as separately agreed in writing between Customer and BNY Mellon; and

(iii)	BNY Mellon or the applicable Subcustodian will withhold appropriate amounts, as required by applicable tax laws, with respect to amounts received and is authorized to debit the Account in the amount of a Tax Obligation and to pay such amount to the appropriate taxing authority.

Customer’s receipt of the foregoing services is dependent upon its subscription to BNY Mellon’s information reporting system, and Customer is responsible for enrolling its designated Authorized Persons in such system. Customer acknowledges that BNY Mellon may amend the scope of its tax service offering and notice of such changes will be made available to BNY Mellon’s customers through its information reporting system.  Such changes may require additional documentation, attestations or declarations from Customer in order to continue receiving the relevant tax service in a particular market.

(b)	Customer acknowledges that BNY Mellon is a service provider and not an economic beneficiary of any transaction.

(c)	Customer will be responsible for understanding its Tax Obligations and will be responsible and liable for all Tax Obligations with respect to any Assets held on behalf of Customer and any transaction related thereto.

(d)	Customer will provide BNY Mellon with Tax Information to enable BNY Mellon to comply with BNY Mellon’s obligations under applicable tax laws or with tax authority inquiries.

(e)	Customer acknowledges and agrees that BNY Mellon and its Affiliates are not tax advisers and will not under any circumstances provide tax advice to Customer. Customer will obtain its own independent tax advice for any tax-related matters.

7.2	Payments

Where BNY Mellon receives Instructions to make distributions or transfers out of the Account in order to pay Customer’s third party service providers, Customer acknowledges that in making such payments BNY Mellon is acting in an administrative or ministerial capacity, and not as the payor, for tax information reporting and withholding purposes.

8.	CREDITS AND ADVANCES

8.1	Contractual Settlement and Income

BNY Mellon may, in its sole discretion, as a matter of bookkeeping convenience, credit the relevant Account with the proceeds resulting from the purchase, sale, redemption or other delivery or receipt of Securities, or interest, dividends or other distributions payable on Securities prior to its actual receipt thereof. All such credits will be conditional until BNY Mellon’s actual receipt of such proceeds and may be reversed by BNY Mellon to the extent that such proceeds are not received. Actual receipt of proceeds with respect to a transaction will not be deemed to have occurred, and the transaction will not be considered final, until BNY Mellon has received sufficient immediately available funds or Securities specifically applicable to such transaction that, under applicable local law, rule or practice, are irreversible and not subject to any security interest, levy or other encumbrance.

8.2	Advances

If BNY Mellon receives an Instruction that, if processed, would result in an overdraft in the Account, BNY Mellon may, in its sole discretion, advance funds in any currency hereunder.

8.3	Repayment

If: (a) BNY Mellon has advanced funds to the Account; (b) an overdraft has occurred in the Account (including overdrafts incurred in connection with the settlement of securities transactions, funds transfers or foreign exchange transactions) or (c) Customer is for any other reason indebted to BNY Mellon, Customer agrees to repay BNY Mellon (on demand or upon becoming aware thereof) the amount of such advance, overdraft or indebtedness, plus accrued interest at a rate then charged by BNY Mellon to its institutional custody clients in the relevant currency.

8.4	Securing Repayment

In order to secure repayment of Customer’s obligations and liabilities (whether or not matured) to BNY Mellon or any BNY Mellon Affiliate, whether or not relating to or arising under this Agreement, and without limiting BNY Mellon’s or such BNY Mellon Affiliate’s rights under applicable law or any other agreement, Customer hereby pledges and grants to BNY Mellon and such BNY Mellon Affiliate, and agrees BNY Mellon and such BNY Mellon Affiliate will have to the maximum extent permitted by law, a continuing first lien and security interest in: (a) all of Customer’s right, title and interest in and to the Account and the Assets now or hereafter held in the Account (including proceeds thereof) and (b) any other property at any time held by BNY Mellon or any BNY Mellon Affiliate; provided that Customer does not hereby grant a security interest in any Securities issued by an affiliate (as defined in Section 23A of the U.S. Federal Reserve Act and related implementing regulations (Regulation W, 12 C.F.R. part 223)) of BNY Mellon (such securities, “Affiliate Securities”) with the exception of Affiliate Securities that (i) constitute “eligible affiliated mutual fund securities” as defined in Section 223.24(c) of Regulation W (12 C.F.R. 223.24(c)) and (ii) meet the requirements in Section 223.24(c) of Regulation W (12 C.F.R. 223.24(c)). Customer represents, warrants and covenants that it owns the Assets in the Account, and such other property at any time held by BNY Mellon or any BNY Mellon Affiliate relating to Customer, free and clear of all liens, claims and security interests (except as otherwise acknowledged in writing by BNY Mellon), and that the first lien and security interest granted herein will be subject to no setoffs, counterclaims or other liens prior to or on a parity with it in favor of any third party (other than specific liens granted preferred status by statute). Customer will take any additional steps required to assure BNY Mellon of such priority security interest, including notifying third parties or obtaining their consent. BNY Mellon will be entitled to collect from the Account sufficient Cash for reimbursement, and if such Cash is insufficient, to sell Securities in the Account to the extent necessary to obtain reimbursement. In this regard, BNY Mellon will be entitled to all the rights and remedies of a pledgee, secured creditor and/or securities intermediary under applicable laws, rules and regulations as then in effect as if Customer is in default.

8.5	Setoff

BNY Mellon has the right to debit any Cash for any amount payable by Customer in connection with any and all obligations and liabilities (whether or not matured) of Customer to BNY Mellon or any BNY Mellon Affiliate whether or not relating to or arising under this Agreement. In addition to the rights of BNY Mellon or such BNY Mellon Affiliate under applicable law or any other agreement, at any time when Customer has not honored any of its obligations to BNY Mellon or such BNY Mellon Affiliate, BNY Mellon will have the right without notice to Customer to retain or set-off against any obligations relating to Customer any cash BNY Mellon or any BNY Mellon Affiliate may directly or indirectly hold with respect to Customer, and any obligations (whether or not matured) that BNY Mellon or any BNY Mellon Affiliate may have with respect to Customer in any currency. Any such cash or obligation may be transferred to BNY Mellon and any BNY Mellon Affiliate in order to effect the above rights.

8.6	Currency Conversion

BNY Mellon is hereby authorized to effect any necessary currency conversions in order to exercise its rights under this Section 8 at BNY Mellon's own rate of exchange then prevailing.

9.	STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA

9.1	Statements

BNY Mellon will make available to Customer, through the Electronic Access Services, a monthly statement (or report for such other time period as to which the Parties may agree upon from time to time) reflecting all transfers to or from the Account during such month and all holdings in the Account as of the last business day of such month (or as of such other date(s) as to which the Parties may agree upon from time to time). Customer will promptly review each such statement and, within ninety (90) days of when such statement is made available by BNY Mellon, notify BNY Mellon of any exception or objection thereto. Notwithstanding the foregoing, Customer may notify BNY Mellon of any such exceptions or objections at any time; provided, however, that BNY Mellon will not be responsible or liable for any losses that could have been mitigated had such notice been provided during such ninety (90) day period.

9.2	Books and Records

The books and records, directly pertaining to the Account, which are in the possession of BNY Mellon will be the property of Customer. Such books and records will be prepared and maintained as required by the 1940 Act and the Rules thereunder. BNY Mellon will identify on its books and records the Assets belonging to Customer with respect to each respective Series whether held directly or indirectly through Subcustodians or Depositories. Securities held in the Account will be held in registered form in the name of BNY Mellon or one of its nominees and will be segregated on BNY Mellon’s books and records from BNY Mellon’s own property. Customer and its authorized representatives will have the right, at Customer’s own expense and with reasonable prior written notice to BNY Mellon, to have reasonable access to those books and records directly pertaining to the Account. Any such access will occur during BNY Mellon’s normal business hours and will be subject to BNY Mellon’s applicable security policies and procedures. Upon Customer’s reasonable request, copies of those books and records directly pertaining to the Account will be provided by BNY Mellon to Customer or its authorized representative.

9.3	Third Party Data

(a)	Customer acknowledges that BNY Mellon will be receiving, utilizing and relying on Market Data and other data provided by Customer and/or by third parties in connection with its performance of the services hereunder (collectively, “Third Party Data”). BNY Mellon is entitled to rely without inquiry on all Third Party Data provided to BNY Mellon hereunder (and all Instructions related to Third Party Data), and BNY Mellon makes no assurances or warranties in relation to the accuracy or completeness of Third Party Data and will not be responsible or liable for any losses or damages incurred as a result of any Third Party Data that is inaccurate or incomplete. BNY Mellon may follow Instructions with respect to Third Party Data, even if such Instructions direct BNY Mellon to override its usual procedures and data sources or if BNY Mellon, in performing services for itself or others (including services similar to those performed for Customer), receives different Third Party Data for the same or similar Securities.

(b)	Although statements and reports provided by BNY Mellon hereunder with respect to the Account may contain values of, and pricing information in relation to, Securities held pursuant to this Agreement, BNY Mellon does not undertake any duty or responsibility under this Agreement to report such values or pricing information.

(c)	Certain Market Data may be the intellectual property of Market Data Providers, which impose additional terms and conditions upon Customer’s use of such Market Data. Such additional terms and conditions can be found on the Data Terms Website. Customer agrees to those terms and conditions as they are posted on the Data Terms Website from time to time.

10.	DISCLOSURES

10.1	Required Disclosure

(a)	With respect to Securities that are registered under the U.S. Securities Act of 1933, as amended, or that are issued by an issuer registered under the 1940 Act, the U.S. Shareholder Communications Act of 1985 (the “Act”) requires BNY Mellon to disclose to issuers of such Securities, upon their request, the name, address and securities position of BNY Mellon’s clients who are “beneficial owners” (as defined in the Act) of the issuer’s Securities, unless the beneficial owner objects to such disclosure. The Act defines a “beneficial owner” as any person who has or shares the power to vote a security (pursuant to an agreement or otherwise) or who directs the voting of a security. Customer has designated on the signature page hereof whether (i) as beneficial owner, it objects to the disclosure of its name, address and securities position to any U.S. issuer that requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and Customer or (ii) it requires BNY Mellon to contact the relevant investment manager with respect to relevant Securities to make the decision as to whether it objects to the disclosure of the beneficial owner’s name, address and securities position to any U.S. issuer that requests such information pursuant to the Act.

(b)	With respect to certain Securities issued outside the United States, BNY Mellon may disclose information to issuers of Securities as required by the organizational documents of the relevant issuer or in accordance with local market practice.

(c)	In connection with any disclosure contemplated by this Section 10, Customer agrees to supply BNY Mellon with any required information.

10.2	Foreign Exchange Transactions

In connection with this Agreement, Customer may enter into foreign exchange transactions (including foreign exchange hedging transactions) with BNY Mellon or a BNY Mellon Affiliate acting as a principal or otherwise through customary channels. Customer may issue standing Instructions with respect to any such foreign exchange transactions, subject to any rules or limitations that may apply to any foreign exchange facility made available to Customer. With respect to any such foreign exchange transactions, BNY Mellon or such BNY Mellon Affiliate is acting as a principal counterparty on its own behalf which may retain any profits from such foreign exchange transactions, and is not acting as a fiduciary or agent for, or on behalf of, Customer, an investment manager or the Account.

10.3	Investment of Cash

In connection with this Agreement, Customer may issue standing Instructions to invest Cash in one or more sweep investment vehicles. Such investment vehicles may be offered by a BNY Mellon Affiliate or by a client of BNY Mellon, and BNY Mellon may receive compensation therefrom. By making investment vehicles available, BNY Mellon and its Affiliates will not be deemed to have recommended, endorsed or guaranteed any such investment vehicle in any way or otherwise to have acted as a fiduciary or agent for, or on behalf of, Customer, its investment manager or the Account. BNY Mellon will have no liability for any loss incurred on any such investments. Customer understands that Cash may be uninvested if it is received or reconciled to the Account after the applicable deadline to be swept into Customer’s selected investment vehicle.

11.	REGULATORY MATTERS

11.1	USA PATRIOT Act

Section 326 of the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (including its implementing regulations) requires BNY Mellon to implement a customer identification program pursuant to which BNY Mellon must obtain certain information from Customer in order to verify Customer’s identity prior to establishing the Account. Accordingly, prior to establishing the Account, Customer will be required to provide BNY Mellon with certain information, including Customer’s name, physical address, tax identification number and other pertinent identifying information, to enable BNY Mellon to verify Customer’s identity. Customer acknowledges that BNY Mellon cannot establish the Account unless and until BNY Mellon has successfully performed such verification.

11.2	Sanctions; Anti-Money Laundering

(a)	Throughout the term of this Agreement, Customer: (i) will have in place and will implement policies and procedures designed to prevent violations of Sanctions, including measures to accomplish effective and timely scanning of all relevant data with respect to its clients (to the extent the Assets are client assets) and with respect to incoming or outgoing assets or transactions relating to this Agreement; (ii) will ensure that neither Customer nor any of its Affiliates, directors, officers, employees or clients (to the extent the Assets are client assets) is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions and (iii) will not, directly or indirectly, use the Account in any manner that would result in a violation by Customer or BNY Mellon of Sanctions.

(b)	Customer acknowledges and agrees that, in connection with the services provided by BNY Mellon under this Agreement, each of Customer’s investors is not a customer or joint customer with BNY Mellon. Customer (and not BNY Mellon) has the responsibility to, and will, fulfill any compliance requirement or obligation with respect to each of its investors under all Anti-Money Laundering Laws applicable to Customer. Without limiting any obligation imposed on Customer by Anti-Money Laundering Laws, throughout the term of this Agreement, Customer will maintain a compliance program with respect to its investors that includes the following: (i) a know-your-customer program in order to understand and verify the identity of each investor, in accordance with the requirements of the Bank Secrecy Act and the relevant regulations thereunder applicable to Customer, (ii) a transaction surveillance and monitoring program, and (iii) a policy for identifying and reporting any suspicious transactions and/or activities with respect to each investor to the appropriate law enforcement and regulatory authorities and to BNY Mellon where related to the services provided by BNY Mellon hereunder.

(c)	Customer will promptly provide to BNY Mellon such information as is reasonably available to Customer and as BNY Mellon reasonably requests in connection with the matters referenced in this Section 11.2, including information regarding (i) the Account, (ii) the Assets and the source thereof, (iii) the identity of any individual or entity having or claiming an interest therein, including any investor, and (iv) Customer’s anti-money laundering and Sanctions compliance programs and any related records and/or transaction information, including with respect to any investor, regardless of whether such request is made under USA PATRIOT Act Section 314(b) (where applicable). Customer will cooperate with BNY Mellon and provide assistance reasonably requested by BNY Mellon in connection with any anti-money laundering and terrorist financing or Sanctions inquiries. Prior to delivering to BNY Mellon the assets of any investor, Customer will obtain from each such investor, and will continue to maintain in effect throughout the term of this Agreement, any consents or waivers that may be required under applicable law in order to comply with the foregoing obligations.

(d)	BNY Mellon may decline to act or provide services in respect of the Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Section 11.2. If BNY Mellon declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, BNY Mellon will inform Customer as soon as reasonably practicable.

(e)	While Customer remains responsible for the matters set forth in Section 11.2(a) and Section 11.2(b), it is noted that certain duties relating to such matters may be delegated by Customer to its transfer agent service provider.

12.	COMPENSATION

12.1	Fees and Expenses

In consideration of BNY Mellon’s services provided hereunder, Customer will (a) pay to BNY Mellon the fees set forth in the agreed upon fee schedule (as such fee schedule may be amended by BNY Mellon from time to time upon (i) thirty (30) days' prior written notice to Customer and (ii) Customer's written consent, which shall not be unreasonably withheld, prior to implementation of such amended fee schedule) and (b) reimburse BNY Mellon for any out-of-pocket and incidental expenses incurred by BNY Mellon in connection therewith. Unless otherwise agreed by the Parties, such amounts will be payable to BNY Mellon within thirty (30) days of Customer’s receipt of the relevant invoice. Without limiting BNY Mellon’s other rights set forth in this Agreement, BNY Mellon may charge interest on overdue amounts at a rate then charged by BNY Mellon to its institutional custody clients in the relevant currency.

12.2	Other Compensation

(a)	Customer acknowledges that, as part of BNY Mellon’s compensation, BNY Mellon will earn interest on Cash balances held by BNY Mellon (including disbursement balances, balances arising from purchase and sale transactions and when Cash otherwise remains uninvested) as provided in BNY Mellon’s compensation disclosures.

(b)	Where a processing error has occurred under this Agreement that results in an unintended gain, provided that Customer is put in the same or equivalent position as it would have been in had such processing error not occurred, any such gain will be solely for the account of BNY Mellon without any duty to report such gain to Customer.

13.	REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1	BNY Mellon

(a)	BNY Mellon represents and warrants that: (a) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (b) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement and (c) the individual executing this Agreement on its behalf has the requisite authority to bind BNY Mellon to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.

(b)	BNY Mellon represents and warrants that it is qualified to act as a custodian pursuant to Section 17(f)(1) of the 1940 Act as of the Effective Date and it shall confirm such qualification in writing to Customer upon the request of Customer.

(c)	BNY Mellon represents and warrants that in performing the services required to be performed by BNY Mellon pursuant to this Agreement BNY Mellon will comply with such laws and regulations to which BNY Mellon is subject and with which BNY Mellon is required to comply with respect to the performance of such services.

13.2	Customer

(a)	Customer represents and warrants that: (i) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (ii) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement and (iii) the individual executing this Agreement on its behalf has the requisite authority to bind Customer to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.

(b)	Customer represents, warrants and covenants that (i) it or the relevant investment manager has determined that the custody arrangements of each Depository maintaining “Foreign Assets” (as defined in Rule 17f-5 under the 1940 Act) provide reasonable safeguards against the custody risks associated with maintaining assets with such Depository within the meaning of Rule 17f-7 under the 1940 Act and (ii) it shall manage its borrowings, including without limitation any advance or overdraft (including any daylight overdraft) in the Account, so that the aggregate of its total borrowings do not exceed the amount Customer is permitted to borrow under the 1940 Act.

(c)	Customer represents and warrants that all actions taken, or to be taken, by or on behalf of Customer in connection with establishing, maintaining, operating or terminating Customer (including, any offer, sale or distribution of the shares of, or interest in, Customer) shall be done in substantial compliance with all applicable U.S. state and federal securities laws and regulations and all other applicable laws and regulations of all applicable jurisdictions.

14.	LIABILITY

14.1	Standard of Care

In performing its duties under this Agreement, BNY Mellon will exercise the standard of care and diligence that a professional custodian would observe in these affairs taking into account the prevailing rules, practices, procedures and circumstances in the relevant market (“Standard of Care”).

14.2	Limitation of Liability

(a)	BNY Mellon’s liability arising out of or relating to this Agreement will be limited solely to those direct damages that are caused by BNY Mellon’s failure to perform its obligations under this Agreement in accordance with the Standard of Care. In no event will BNY Mellon be liable for any indirect, incidental, consequential, exemplary, punitive or special losses or damages, or for any loss of revenues, profits or business opportunity, arising out of or relating to this Agreement (whether or not foreseeable and even if BNY Mellon has been advised of the possibility of such losses or damages).

(b)	Notwithstanding anything to the contrary set forth in this Agreement, in no event will BNY Mellon be liable for any losses or damages arising out of any of the following:

(i)	Customer’s or an Authorized Person’s decision to invest in or hold Assets in any particular country, including any losses or damages arising out of or relating to: (A) the financial infrastructure of a country; (B) a country’s prevailing custody and settlement practices; (C) nationalization, expropriation or other governmental actions; (D) a country’s regulation of the banking or securities industry; (E) currency and exchange controls, restrictions, devaluations, redenominations, fluctuations or asset freezes; (F) laws, rules, regulations or orders that at any time prohibit or impose burdens or costs on the transfer of Assets to, by or for the account of Customer or (G) market conditions which affect the orderly execution of securities transactions or affect the value of securities;

(ii)	BNY Mellon’s reasonable reliance on Instructions;

(iii)	BNY Mellon’s receipt or acceptance of fraudulent, forged or invalid Securities (or Securities which are otherwise not freely transferable or deliverable without encumbrance in any relevant market);

(iv)	For any matter with respect to which BNY Mellon is required to act only upon the receipt of Instructions, (A) BNY Mellon’s failure to act in the absence of such Instructions or (B) Instructions that are late or incomplete or do not otherwise satisfy the requirements of Section 3.2(e), whether or not BNY Mellon acted upon such Instructions;

(v)	BNY Mellon receiving or transmitting any data to or from Customer or any Authorized Person via any non-secure method of transmission or communication selected by Customer;

(vi)	Customer’s or an Authorized Person’s decision to invest in Securities or to hold Cash in any currency;

(vii)	The insolvency of any Person, including a Subcustodian that is not a BNY Mellon Affiliate, Depository, broker, bank or counterparty to the settlement of a transaction or to a foreign exchange transaction, except as provided in Section 4.2;

(viii)	Any inability of BNY Mellon, a Subcustodian or any of their respective agents to file claims for exemptions or refunds or otherwise obtain relief from Tax Obligations due to (A) Customer’s failure to provide, or delay in providing, Tax Information to BNY Mellon, (B) failure of Customer to comply with applicable tax laws or (C) failure or refusal of any taxing authority to provide such relief; or

(ix)	The use of any third party appointed or selected by Customer, or by BNY Mellon at the express direction of Customer.

(c)	If BNY Mellon is in doubt as to any action it should or should not take, either pursuant to, or in the absence of, Instructions, BNY Mellon may obtain the advice of either reputable counsel of its own choosing or counsel to Customer, and BNY Mellon will not be liable for acting in accordance with such advice.

14.3	Force Majeure

BNY Mellon will not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement to the extent caused, directly or indirectly, by any event beyond its reasonable control, including acts of God, strikes or other labor disputes, work stoppages, acts of war, terrorism, general civil unrest, governmental or military actions, legal constraint or the interruption, loss or malfunction of utilities or communications or computer systems. BNY Mellon will promptly notify Customer upon the occurrence of any such event and will use commercially reasonable efforts to minimize its effect.

14.4	Indemnification

The Customer will indemnify and hold harmless BNY Mellon from and against all losses, costs, expenses, damages and liabilities (including reasonable counsel fees and expenses) incurred by BNY Mellon arising out of or relating to BNY Mellon’s performance under this Agreement, except to the extent resulting from BNY Mellon’s actual fraud, negligence, willful misconduct, bad faith or reckless disregard in the performance of its obligations under this Agreement or from BNY Mellon's failure to perform its obligations under this Agreement in accordance with the Standard of Care. The Parties agree that the foregoing will include reasonable counsel fees and expenses incurred by BNY Mellon in its successful defense of claims that are asserted by Customer against BNY Mellon arising out of or relating to BNY Mellon’s performance under this Agreement.

15.	CONFIDENTIALITY

15.1	Confidentiality Obligations

Each Party agrees to use the Confidential Information of the other Party solely to accomplish the purposes of this Agreement and, except in connection with such purposes or as otherwise permitted herein, not to disclose such information to any other Person without the prior written consent of the other Party. Notwithstanding the foregoing, BNY Mellon may: (a) use Customer’s Confidential Information in connection with certain functions performed on a centralized basis by BNY Mellon, its Affiliates and joint ventures and their service providers (including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, compilation and analysis of customer-related data and storage); (b) disclose such information to its Affiliates and joint ventures and to its and their service providers who are subject to confidentiality obligations and (c) store the names and business contact information of Customer’s employees and representatives relating to this Agreement on the systems or in the records of its Affiliates and joint ventures and its and their service providers. In addition, BNY Mellon may aggregate information regarding Customer and the Account on an anonymized basis with other similar client data for BNY Mellon’s and its Affiliates’ reporting, research, product development and distribution, and marketing purposes.

15.2	Exceptions

The Parties’ respective obligations under Section 15.1 will not apply to any such information: (a) that is, as of the time of its disclosure or thereafter becomes, part of the public domain through a source other than the receiving Party; (b) that was known to the receiving Party as of the time of its disclosure and was not otherwise subject to confidentiality obligations; (c) that is independently developed by the receiving Party without reference to such information; (d) that is subsequently learned from a third party not known to be under a confidentiality obligation to the disclosing Party or (e) that is required to be disclosed pursuant to applicable law, rule, regulation, requirement of any law enforcement agency, court order or other legal process or at the request of a regulatory authority.

16.	TERM AND TERMINATION

16.1	Term

The term of this Agreement will commence on the Effective Date and will continue in effect until terminated in accordance with the provisions herein.

16.2	Termination

Each Party may terminate this Agreement by giving to the counter-Party a notice in writing specifying the date of such termination, which will be not less than ninety (90) days after the date of such notice.

16.3	Effect of Termination

Upon termination hereof, Customer will pay to BNY Mellon such compensation as may be due to BNY Mellon, and will reimburse BNY Mellon for other amounts payable or reimbursable to BNY Mellon hereunder, through the date of termination. As soon as reasonably practical following the service of a termination notice (and in any case not less than thirty (30) days before the termination of this Agreement), Customer will give BNY Mellon the details of the successor custodian or other person or persons to whom the Assets are to be transferred. BNY Mellon will follow such reasonable Instructions as Customer issues concerning the transfer of custody of records, Assets and other items; provided that (a) BNY Mellon will have no responsibility or liability for shipping and insurance costs associated therewith and (b) full payment has been made to BNY Mellon of its compensation, costs, expenses and other amounts to which it is entitled hereunder. If any Assets remain in the Account after termination, BNY Mellon may deliver to Customer such Assets. The terms of this Agreement will continue to apply from day to day until any transferable Asset is transferred in accordance with this Section, except that no additional Cash or Securities may be deposited with BNY Mellon or any Subcustodian after such date other than with BNY Mellon’s prior consent, and Customer will have a continuing obligation to provide BNY Mellon as soon as reasonably possible with the details of the Person or Persons to whom the remaining Assets are to be transferred.

16.4	Survival

Any and all provisions of this Agreement which by their nature or effect are required or intended to be observed, kept or performed after the expiration or termination of this Agreement will survive the expiration or any termination of this Agreement and remain binding upon and for the Parties’ benefit, including Section 13 (Representations, Warranties and Covenants); Section 14 (Liability); Section 15 (Confidentiality); Section 16.3 (Effect of Termination); Section 16.4 (Survival) and Section 17.4 (Governing Law/Forum).

17.	GENERAL

17.1	Non-Custody Assets

At Customer’s request pursuant to Instructions, subject to BNY Mellon’s approval and as an accommodation to Customer, BNY Mellon will provide consolidated recordkeeping services reflecting on statements provided to Customer securities and other assets not held by BNY Mellon (“Non-Custody Assets”). Non-Custody Assets will be designated on BNY Mellon’s books as “assets not held in custody” or by other similar designation and will not constitute Assets for purposes of this Agreement. Customer acknowledges and agrees that, notwithstanding anything contained elsewhere in this Agreement, (a) Customer will have no security entitlement against BNY Mellon with respect to Non-Custody Assets; (b) BNY Mellon will rely, without independent verification, on information provided by Customer or its designee regarding Non-Custody Assets (including positions and market valuations) and (c) BNY Mellon will have no responsibility whatsoever with respect to Non-Custody Assets or the accuracy of any information maintained on BNY Mellon’s books or set forth on account statements concerning Non-Custody Assets.

17.2	Assignment

Neither Party may, without the other Party’s prior written consent, assign any of its rights or delegate any of its duties under this Agreement (whether by change of control, operation of law or otherwise); provided, however that BNY Mellon may, without the prior written consent of Customer, assign this Agreement or any of its rights, or delegate any of its duties hereunder: (a) to any BNY Mellon Affiliate; (b) to any successor to the business of BNY Mellon to which this Agreement relates, in which event BNY Mellon agrees to provide notice of such successor to Customer or (c) as otherwise permitted in this Agreement; provided further that any entity to which this Agreement is assigned by BNY Mellon without the prior written consent of Customer pursuant to a foregoing item (a), (b) or (c) will satisfy the requirements for serving as a custodian for a registered investment company. Any purported assignment or delegation by a Party in violation of this provision will be voidable at the option of the other Party. This Agreement will be binding upon, and inure to the benefit of, the Parties and their respective permitted successors and assigns.

17.3	Amendment

This Agreement may be amended or modified only in a written agreement signed by an authorized representative of each Party. For purposes of the foregoing, email exchanges between the Parties will not be deemed to constitute a written agreement.

17.4	Governing Law/Forum

(a)	The substantive laws of the state of New York (without regard to its conflicts of law provisions) will govern all matters arising out of or relating to this Agreement, including the establishment and maintenance of the Account and for purposes of the Uniform Commercial Code and all issues specified in Article 2(1) of the Hague Securities Convention.

(b)	Each Party irrevocably agrees that all legal actions or proceedings brought by it against the other Party arising out of or relating to this Agreement will be brought solely and exclusively before the state or federal courts situated in New York City, New York. Each Party irrevocably submits to personal jurisdiction in such courts and waives any objection which it may now or hereafter have based on improper venue or forum non conveniens. The Parties hereby unconditionally waive, to the fullest extent permitted by applicable law, any right to a jury trial with respect to any such actions or proceedings.

17.5	Non-Fiduciary Status

Customer hereby acknowledges and agrees that BNY Mellon is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder, including with respect to the management, investment advisory or sub-advisory functions of Customer.

17.6	Notices

Other than routine communications in the ordinary course of providing or receiving services hereunder (including Instructions), notices given hereunder will be: (a) addressed to BNY Mellon or Customer at the address set forth on the signature page (or such other address as either Party may designate in writing to the other Party) and (b) delivered either (i) by hand delivery, by certified mail, or by overnight delivery service, in each case with receipt acknowledged and postage or charges prepaid or (ii) by email (as a signed attachment). All notices given in accordance with this Section will be effective upon receipt.

17.7	Entire Agreement

This Agreement constitutes the sole and entire agreement among the Parties with respect to the matters dealt with herein, and merges, integrates and supersedes all prior and contemporaneous discussions, agreements and understandings between the Parties, whether oral or written, with respect to such matters.

17.8	No Third Party Beneficiaries

This Agreement is entered into solely between, and may be enforced only by, the Parties. Each Party intends that this Agreement will not, and no provision of this Agreement will be interpreted to, benefit, or create any right or cause of action in or on behalf of, any party or entity other than the Parties.

17.9	Counterparts/Facsimile

This Agreement may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. Executed counterparts may be delivered by facsimile or email.

17.10	Interpretation

The terms and conditions of this Agreement are the result of negotiations between the Parties. The Parties intend that this Agreement will not be construed in favor of or against a Party by reason of the extent to which such Party or its professional advisors participated in the preparation or drafting of this Agreement.

17.11	No Waiver

No failure or delay by a Party to exercise any right, remedy or power it has under this Agreement will impair or be construed as a waiver of such right, remedy or power. A waiver by a Party of any provision or any breach of any provision will not be construed to be a waiver by such Party of such provision in any other instance or any succeeding breach of such provision or a breach of any other provision. All waivers will be in writing and signed by an authorized representative of the waiving Party.

17.12	Headings

All section and subsection headings in this Agreement are included for convenience of reference only and will not be considered in the interpretation of the scope or intent of any provision of this Agreement.

17.13	Business Continuity/Disaster Recovery

BNY Mellon will implement business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services under this Agreement. Such plans will cover the facilities, systems, applications and employees that are critical to the provision of the services hereunder, and will be tested at least annually to validate whether the recovery strategies, requirements and protocols are viable and sustainable.

17.14	Severability

If a court of competent jurisdiction determines that any provision of this Agreement is illegal or invalid for any reason, such illegality or invalidity will not affect the validity of the remainder of this Agreement. In such case, the Parties will negotiate in good faith to replace each illegal or invalid provision with a valid, legal and enforceable provision that fulfills as closely as possible the original intent of the Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

THE BANK OF NEW YORK MELLON		POLEN CREDIT OPPORTUNITIES FUND

By:	/s/ Andrew Mutschler	By:	/s/ Joel Weiss

Name:	Andrew Mutschler	Name:	Joel Weiss

Title:	Director, Relationship Manager	Title:	President

Date:	July 18, 2023	Date:	June 21, 2023

Address for Notice:	Address for Notice:

THE BANK OF NEW YORK MELLON	POLEN CREDIT OPPORTUNITIES FUND
301 Bellevue Parkway
Wilmington, DE 19809
Attention: Joel Weiss, President and Chief Executive Officer
Attention:

Pursuant to Section 10.1(a):

☐    as beneficial owner, Customer objects to disclosure

☐    as beneficial owner, Customer does not object to disclosure

☐    BNY Mellon will contact THE RELEVANT investment manager with respect to relevant Securities to make the decision whether it objects to disclosure

IF NO BOX IS CHECKED, BNY MELLON WILL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY INSTRUCTION FROM CUSTOMER.

[Signature Page to Custody Agreement]